UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2011
PREGIS HOLDING II CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	333-130353-04	20-3321581
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. employer Identification Number)
1650 Lake Cook Road
Deerfield, Illinois 60015
(Address of principal executive offices)
Registrant’s telephone number, including area code: (847) 597-2200
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On February 23, 2011, Pregis Corporation announced that its Board of Directors has appointed Glenn M. Fischer as the Company’s Chief Executive Officer, effective immediately. Mr. Fischer replaces Michael McDonnell, who resigned as the Company’s President and Chief Executive Officer and a director. Mr. Fischer, who has served on Pregis’ Board of Directors since 2005, is an Operating Partner with AEA Investors LP (“AEA Investors”).
     Prior to joining AEA Investors in 2005, Mr. Fischer, 60, was President and Chief Operating Officer of Airgas, Inc., the largest U.S. distributor of industrial, medical and specialty gases, welding, safety and related products. Mr. Fischer joined Airgas after spending 19 years with The BOC Group in a wide range of positions leading to his appointment in 1997 as President of BOC Gases, North America. In addition to his responsibility for all North American operations, Mr. Fischer served on The BOC Group Executive Management Board. Prior to joining BOC in 1981, Mr. Fischer served at W.R. Grace in a variety of finance, planning and management roles. He is currently a director of Henry Corporation and SRS Roofing Supply Corporation.
     Mr. Fischer is an Operating Partner with AEA Investors. Pregis is party to a management agreement with AEA Investors relating to the provision of advisory and consulting services. Under the management agreement, we pay AEA Investors LP an annual fee of $1.5 million, plus reasonable out-of-pocket expenses. The Company expects to reimburse AEA Investors for Mr. Fischer’s compensation for serving as its Chief Executive Officer.

Item 9.01.	Financial Statements and Exhibits.

Exhibit	Description

99.1	Announcement of the Company dated February 23, 2011

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: February 25, 2011

PREGIS HOLDING II CORPORATION
By:	/s/ D. Keith LaVanway
	Name:	D. Keith LaVanway
	Title:	Vice President and Chief Financial Officer

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